Exhibit 99.1

N E W S    R E L E A S E

Atmel Reports Second Quarter 2007 Financial Results
Revenues Rebound as Business Streamlining Continues
SAN JOSE, CA, August 1, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced its financial results for the quarter ended June 30, 2007.
Revenues for the second quarter ended June 30, 2007 were $404.2 million, a 3.3% increase compared to the $391.3 million for the first quarter of 2007 and a 5.9% decrease compared to the $429.5 million for the second quarter ended June 30, 2006.
Gross margins for the second quarter of 2007 were 35.0%, slightly lower than the 35.8% reported for the first quarter of 2007 and a 260 basis points improvement over the 32.4% reported for the second quarter of 2006.
Net income for the second quarter of 2007 totaled $0.7 million or $0.00 per diluted share. This compares to net income of $28.9 million or $0.06 per diluted share for the first quarter of 2007 and net income of $8.3 million or $0.02 per diluted share for the second quarter of 2006. Included in the second quarter results are approximately $15 million of charges related to the special shareholder meeting in May 2007 and recently completed stock option backdating and other independent investigations. Net income was substantially reduced by statutory income taxes in our foreign subsidiaries. Stock based compensation expense included in net income totaled $3.3 million this quarter.
The Company’s cash, cash equivalents and short-term investments were $476.1 million at June 30, 2007, an increase of $9.4 million from the $466.7 million reported at December 31, 2006, while liabilities (current and long term) decreased $119.3 million to $745.3 million at June 30, 2007, from $864.6 million at December 31, 2006.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

In the second quarter of 2007, the Company’s effective average exchange rate was approximately $1.35 to the euro, compared to $1.32 to the euro in the first quarter of 2007 and $1.25 to the euro in the second quarter of 2006. A $0.01 change in the dollar/euro exchange rate affects operating income by approximately $1 million each quarter.
Second Quarter 2007 and Recent Highlights
•	SEC Compliance Regained, All Delinquent Filings Completed

•	Board of Directors Expanded From Six to Eight Members

•	Shareholders Vote Overwhelmingly in Support of Current Board in Special Shareholder Meeting

•	Atmel Sells Network Storage Products to MoSys Inc.

•	Atmel Sells Its Wafer Fabrication Facility Located in Irving, Texas

•	Atmel Introduces World’s Lowest Power 32-bit Flash MCU

•	Atmel Launches Customizable Microcontroller-based SoC Platform

•	Atmel Announces WiMAX Transceiver with Low RF Cost

•	Atmel’s Secure Microcontroller Qualified by FIME for ePassports Applications

•	Atmel’s Secure Microcontroller Qualified for Korean Banking Industry
“We are pleased to have achieved the upper end of our revenue guidance as Atmel's sales grew in all major geographies and all business units experienced sequential growth, excluding our RF CDMA foundry business,” said Steven Laub, Atmel’s President and Chief Executive Officer. “We continue to make solid progress transforming Atmel into a company built on high growth and high margin products and plan to implement additional initiatives during the remainder of 2007 to unlock shareholder value.”
Third Quarter Business Outlook
•	The company anticipates revenues will grow 1% to 3% on a sequential basis
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the second quarter financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 7040190 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.

A replay of the August 1, 2007 conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 7040190.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s restructuring initiatives and third quarter business outlook. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the inability to realize the anticipated benefits of our restructuring plans and other initiatives in a timely manner or at all, unanticipated costs and expenses or the inability to identify expenses which can be eliminated and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2006, filed on June 8, 2007, as amended on June 27, 2007 and our Form 10-Q for the quarter ended March 31, 2007, filed on June 27, 2007.
Contact: Robert Pursel, Director of Investor Relations, (408) 487-2677
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Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
Current assets
Cash and cash equivalents	$417,809	$410,480
Short-term investments	58,279	56,264
Accounts receivable, net	224,656	227,031
Inventories	361,646	339,799
Other current assets	80,788	118,965

Total current assets	1,143,178	1,152,539
Fixed assets, net	495,408	514,349
Non-current assets held for sale	93,410	123,797
Intangible and other assets, net	23,691	27,854

Total assets	$1,755,687	$1,818,539

Current liabilities
Current portion of long-term debt	$30,332	$38,311
Trade accounts payable	131,641	145,079
Accrued and other liabilities	186,294	231,237
Current liabilities related to assets held for sale	98,479	133,893
Deferred income on shipments to distributors	17,601	18,856

Total current liabilities	464,347	567,376

Long-term debt less current portion	49,117	60,020
Non-current liabilities related to assets held for sale	8,440	313

Other long-term liabilities	223,369	236,936

Total liabilities	745,273	864,645

Stockholders’ equity	1,010,414	953,894

Total liabilities and stockholders’ equity	$1,755,687	$1,818,539

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006
Net revenues	$404,247	$391,313	$429,488	$795,560	$830,272
Operating Expenses
Cost of revenues	262,605	251,376	290,459	513,981	564,861
Research and development	69,266	67,299	74,560	136,565	142,711

Selling, general and administrative	67,881	58,059	54,266	125,940	99,677

Restructuring and other charges (credits)	(2,640)	1,782	—	(858)	151

Total operating expenses	397,112	378,516	419,285	775,628	807,400

Income from operations	7,135	12,797	10,203	19,932	22,872

Interest and other (expenses), net	610	979	(644)	1,589	(7,263)

Income before income taxes	7,745	13,776	9,559	21,521	15,609
Income tax benefit (provision) Note(1)	(7,067)	15,164	(6,708)	8,097	(13,912)

Income from continuing operations	678	28,940	2,851	29,618	1,697
Income from discontinued operations, net of taxes	—	—	5,428	—	11,290

Net income	$678	$28,940	$8,279	$29,618	$12,987

Basic net income per share
Income from continuing operations	$0.00	$0.06	$0.01	$0.06	$0.00
Income from discontinued operations, net of income taxes	—	—	0.01	—	0.03

Net income	$0.00	$0.06	$0.02	$0.06	$0.03

Weighted-average shares used in basic income per share calculations	488,916	488,842	486,928	488,879	486,252

Diluted net income per share
Income from continuing operations	$0.00	$0.06	$0.01	$0.06	$0.00
Income from discontinued operations, net of income taxes	—	—	0.01	—	0.03

Net income	$0.00	$0.06	$0.02	$0.06	$0.03

Weighted-average shares used in diluted income per share calculations	494,244	494,198	493,045	494,285	491,981

Note (1) Income tax expense consists primarily of taxes on statutory income in our foreign subsidiaries.